Exhibit 99.1
Press Release

Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
THIRD QUARTER 2008 RESULTS
     Irvine, California — October 29, 2008 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter and nine months ended September 27, 2008, and provided guidance regarding its outlook for its fourth quarter of 2008.
     Sales in the third quarter of 2008 totaled $105.0 million, a decrease of 3.6% compared with the $109.0 million recorded in the third quarter of 2007. Sales in the first nine months of 2008 totaled $337.9 million, an increase of 3.3% compared with the $327.2 million recorded in the first nine months of 2007. New orders received in the third quarter of 2008 totaled $104.4 million, a decrease of approximately 10.7% compared with the $117.0 million recorded in the third quarter of 2007. New orders received in the first nine months of 2008 totaled $339.5 million, approximately equal to the $339.2 million recorded in the first nine months of 2007.
     Robert J. Phillippy, president and chief executive officer, commented, “We are experiencing weak macroeconomic conditions in our end markets, which impacted our revenue level in the third quarter of 2008. In particular, our third quarter sales to semiconductor equipment customers, which we include in our microelectronics end market, were the lowest we have recorded in over three years.”
     Commenting on orders, Mr. Phillippy stated, “Our order level for the third quarter of 2008 also reflected the general slowdown in our markets. In particular, we experienced continued weak orders from semiconductor equipment customers, which were offset in part by higher orders from photovoltaic customers.” The company noted that its new orders from photovoltaic customers in the third quarter were approximately $8.5 million, and that it has received over $30 million in new orders from customers in this market in the first nine months of 2008.
     Newport reported a net loss in the third quarter of 2008 of $1.1 million, or $0.03 per share, when calculated in accordance with generally accepted accounting principles (GAAP), compared with net income of $5.5 million, or $0.15 per share, in the third quarter of 2007. For the first nine months of 2008, on a GAAP basis, Newport reported a net loss of $0.2 million, or $0.01 per share, compared with net income of $18.8 million, or $0.47 per diluted share, in the first nine months of 2007. Included in the net loss for both 2008 periods were costs of $2.2 million associated with actions announced previously that were focused on reducing operating expenses to improve the company’s profitability in 2009. The net loss for the nine month period of 2008 also included a non-cash charge of $7.1 million, which was recognized by the company in the second quarter of 2008 to reflect a write-off of assets relating to a previously divested business. The net loss in both 2008 periods also reflected the recovery of $0.7 million on the assets previously written off, as well as $0.3 million of other costs, consisting primarily of legal fees incurred to recover such amounts. On a non-GAAP basis, excluding these amounts and the related income tax impact, the company would have reported net income of $0.7 million, or $0.02 per diluted share, in the third quarter of 2008, and $8.4 million, or $0.23 per diluted share, in the first nine months of 2008. A table reconciling the company’s net income (loss) and net income (loss) per diluted share for the third quarter and first nine months of 2008 in accordance with GAAP and on a non-GAAP basis is included for reference herein.
     The company’s gross profit for the third quarter of 2008 was $39.6 million, or 37.7% of net sales, compared with $43.6 million, or 40.0% of net sales, for the third quarter of 2007. The company’s gross profit for the first nine months of 2008 was $133.0 million, or 39.4% of net sales, compared with $139.3 million, or 42.6% of net sales, for the first nine months of 2007. The decrease in gross profit in both periods of 2008 was due primarily to lower gross margins in the company’s Lasers Division, which experienced reduced absorption of overhead costs due to lower manufacturing volume, a higher proportion of sales of products with lower gross margins, and generally greater market pricing pressure, compared with the corresponding periods of 2007. Gross profit in both 2008 periods was also negatively impacted by $0.6 million of charges related to the profit improvement initiatives discussed above, for which there were no comparable charges in the corresponding 2007 periods.

     Selling, general and administrative (SG&A) expenses in the third quarter of 2008 were $28.2 million, or 26.9% of net sales, compared with $28.7 million, or 26.4% of net sales, in the third quarter of 2007. SG&A expenses for the third quarter of 2008 declined $1.9 million sequentially compared with the $30.1 million incurred in the second quarter of 2008, due primarily to lower personnel costs, particularly equity and incentive compensation costs. SG&A expenses of $88.1 million in the first nine months of 2008 were slightly above the $87.5 million incurred in the same period in 2007. Included in SG&A expenses for both the third quarter and year-to-date periods of 2008 were $1.6 million of costs associated with the profit improvement initiatives and $0.3 million of costs primarily for legal fees associated with the recovery of the assets previously written off, for which there were no comparable costs in the corresponding 2007 periods.
     Research and development (R&D) expense for the third quarter of 2008 was $11.3 million, or 10.8% of net sales, compared with $9.7 million, or 8.9% of net sales, in the third quarter of 2007. R&D expense for the first nine months of 2008 totaled $35.1 million, or 10.4% of net sales, compared with $31.2 million, or 9.5% of net sales, in the corresponding period of 2007. The increase in R&D expense in the 2008 periods was due primarily to higher expenses related to the development of products targeted at photovoltaic applications.
     The company’s cash, cash equivalents and marketable securities at the end of the third quarter of 2008 totaled $148.9 million, an increase of $7.8 million during the quarter.
FOURTH QUARTER 2008 BUSINESS OUTLOOK
     Commenting on Newport’s financial outlook, Mr. Phillippy stated, “We are in the midst of very uncertain times at the macroeconomic level and face deteriorating conditions in many of our end markets, which have adversely impacted our revenue and profit outlook for the fourth quarter of 2008. We expect this weakness in our end markets to be offset in part by shipments of first-generation photovoltaic systems in the fourth quarter of 2008. As a result, we anticipate that our revenue and earnings in the fourth quarter of 2008 will be approximately equal to our results in the third quarter of 2008. Mr. Phillippy continued, “During these difficult macroeconomic market conditions, which could continue for some time, we will focus on reducing our operating costs and generating cash, while investing selectively in areas, such as the photovoltaic market, where we see growth opportunities.”

ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, October 29, 2008, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the third quarter and first nine months of 2008 and its business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (888) 806-6230 within the U.S. and Canada or (913) 312-0674 from abroad.
     The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada or (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, October 29, 2008, and continue through 8:00 p.m. on Wednesday, November 5, 2008. The replay confirmation code is 8616410.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding anticipated macroeconomic conditions, expectations of reducing operating costs and generating cash, expected shipments of first generation photovoltaic systems in the fourth quarter of 2008, and expected revenue and profitability in the fourth quarter of 2008. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, changes in the carrying value of assets; the timing and amounts of repurchases of securities; the timing and outcome of legal proceedings relating to the recovery of amounts due to Newport; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; Newport’s ability to successfully integrate businesses acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended December 29, 2007. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
(In thousands)	2008	2007	2008	2007

Net sales	$105,026	$109,001	$337,933	$327,169
Cost of sales	65,424	65,409	204,923	187,885

Gross profit	39,602	43,592	133,010	139,284

Selling, general and administrative expenses	28,205	28,729	88,088	87,535
Research and development expense	11,340	9,739	35,125	31,216

Operating income	57	5,124	9,797	20,533

Recovery (write-down) of note receivable and other amounts related to previously discontinued operations, net	743	—	(6,317)	—
Interest and other income (expense), net	(849)	132	(1,538)	349

Income (loss) before income taxes	(49)	5,256	1,942	20,882

Income tax provision (benefit), net	1,086	(286)	2,144	2,126

Net income (loss)	$(1,135)	$5,542	$(202)	$18,756

Net income (loss) per share:
Basic	$(0.03)	$0.15	$(0.01)	$0.48
Diluted	$(0.03)	$0.15	$(0.01)	$0.47

Shares used in the computation of net income (loss) per share:
Basic	36,078	37,723	36,208	38,994
Diluted	36,078	38,109	36,208	39,678

Other operating data:
New orders received during the period	$104,429	$116,995	$339,480	$339,229
Backlog at the end of period scheduled to ship within 12 months			$118,709	$116,665

Newport Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
(In thousands)	2008	2007	2008	2007
Net income (loss):
Net income (loss) — GAAP	$(1,135)	$5,542	$(202)	$18,756
Costs relating to profit improvement actions	2,167	—	2,167	—
Write-down (recovery) of note receivable and other amounts related to previously discontinued operations, net	(743)	—	6,317	—
Other costs, primarily legal fees associated with the recovery of assets related to previously discontinued operations	269	—	269	—
Income tax benefit (provision) on non-GAAP adjustments	102	—	(199)	—

Total non-GAAP adjustments, net of tax	1,795	—	8,554	—

Non-GAAP net income	$660	$5,542	$8,352	$18,756

Net income (loss) per diluted share:
Net income (loss) — GAAP	$(0.03)	$0.15	$(0.01)	$0.47
Total non-GAAP adjustments	0.05	—	0.24	—

Non-GAAP net income per diluted share	$0.02	$0.15	$0.23	$0.47

Management considers the items excluded from these non-GAAP measures as shown above to be outside of the company’s core operating results. As such, the amounts have been excluded with the intent of providing investors with a more complete understanding of the company’s underlying operational results and a more meaningful basis for comparison with the company’s historical and expected financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the company’s financial measures prepared in accordance with GAAP.

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	September 27,	December 29,
(In thousands)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$76,950	$88,737
Marketable securities	71,956	55,127
Accounts receivable, net	82,171	87,606
Notes receivable, net	4,161	3,821
Inventories	105,279	113,969
Deferred income taxes	6,374	6,248
Prepaid expenses and other current assets	13,573	13,603

Total current assets	360,464	369,111

Property and equipment, net	65,999	61,872
Goodwill	174,197	174,197
Deferred income taxes	16,993	16,932
Intangible assets, net	43,102	46,171
Investments and other assets	15,649	21,664

	$676,404	$689,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$11,692	$12,402
Accounts payable	23,804	33,319
Accrued payroll and related expenses	21,941	23,096
Accrued expenses and other current liabilities	30,144	24,598

Total current liabilities	87,581	93,415

Long-term debt	177,828	175,000
Obligations under capital leases, less current portion	1,310	1,381
Accrued pension liabilities	11,000	10,740
Other liabilities	4,023	4,966

Stockholders’ equity	394,662	404,445

	$676,404	$689,947

Newport Corporation
Sales & Orders by End Market
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
(In thousands, except percentages)	2008	2007	2008	2007

Sales by End Market

Scientific research, aerospace and defense/security	$34,190	$38,283	$108,234	$109,412
Microelectronics	30,273	28,845	102,550	94,512
Life and health sciences	20,121	20,638	61,946	61,893
Industrial manufacturing and other	20,442	21,235	65,203	61,352

Total	$105,026	$109,001	$337,933	$327,169

As a percentage of net sales:
Scientific research, aerospace and defense/security	32.5	35.1	32.0	33.4
Microelectronics	28.8	26.5	30.3	28.9
Life and health sciences	19.2	18.9	18.3	18.9
Industrial manufacturing and other	19.5	19.5	19.4	18.8

Total	100.0	100.0	100.0	100.0

Orders by End Market

Scientific research, aerospace and defense/security	$38,246	$38,108	$110,607	$110,054
Microelectronics	26,853	40,657	103,037	104,134
Life and health sciences	18,733	19,061	62,012	63,162
Industrial manufacturing and other	20,597	19,169	63,824	61,879

Total	$104,429	$116,995	$339,480	$339,229

As a percentage of total orders:
Scientific research, aerospace and defense/security	36.6	32.6	32.6	32.4
Microelectronics	25.7	34.7	30.3	30.7
Life and health sciences	18.0	16.3	18.3	18.6
Industrial manufacturing and other	19.7	16.4	18.8	18.3

Total	100.0	100.0	100.0	100.0

Notes:
1.	Sales and orders from semiconductor equipment and photovoltaic customers are included in the company’s Microelectronics end market.
2.	Certain prior period amounts have been reclassified to current period presentation.